Exhibit 10.2

JOINDER AGREEMENT

This Agreement is made and entered into as of the 16th day of August, 2006, by and between Linens Holding Co. (the “Company”), and the person whose name appears below (the “Admitted Stockholder”).

1.             Admission.  The Admitted Stockholder is hereby admitted to the Company as a “Stockholder” (as such term is defined in the Stockholders’ Agreement) and shall have all the rights and be subject to all the obligations of a Stockholder under the Stockholders’ Agreement, dated as of February 14, 2006 (the “Stockholders’ Agreement”), between the Company and the stockholders party thereto.

2.             Agreement to be bound by the Stockholders’ Agreement.  The Admitted Stockholder acknowledges receipt of a copy of the Stockholders’ Agreement, a copy of which is attached hereto.  The Admitted Stockholder agrees to be bound by all the terms and conditions of such agreement, which are incorporated herein.

3.             Capital Contribution and Stock Grant.  The Admitted Stockholder shall make a capital contribution pursuant to that certain Subscription Agreement, dated as of the date hereof, between the Company and the Admitted Stockholder, and shall be granted shares of common stock in the Company, as set forth below:

a.	Capital Contribution ($):	$500,000
b.	Number of shares of common stock in the Company:	10,000

4.             Counterparts.  This Agreement may be executed in multiple counterparts.  Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

Company:

LINENS HOLDING CO.

By:	/s/ ROBERT J. DINICOLA
Robert J. DiNicola
Chairman of the Board and Chief Executive Officer

Admitted Stockholder:

GEORGE G. GOLLEHER

/s/ GEORGE G. GOLLEHER